EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2015 RESULTS

Reported Highlights

•	Net income of $0.43 per diluted share, increased 19% compared to the prior year period

•	Portfolio loans grow 18% on an annualized basis in the quarter, and 13% from the prior year period

•	17% cash dividend increase to $0.07 per share in the third quarter of 2015 from $0.06 per share in the second quarter of 2015

Core Highlights1

•	Core net income of $0.38 per diluted share, increased 9% over the linked quarter, and 23% compared to the second quarter of 2014

•	Core revenue increased 5% in the quarter, and 9% from the prior year period

•	Core efficiency ratio improved to 57.6%

St. Louis, July 23, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $8.7 million for the quarter ended June 30, 2015, a decrease of $0.6 million, or 7%, as compared to the linked first quarter. Net income per diluted share was $0.43 for the quarter ended June 30, 2015, a decrease of 7% compared to $0.46 per diluted share for the linked first quarter due to lower contractual interest on Purchase credit impaired ("PCI") loans and a decrease in reversal of provision for loan loss. Second quarter 2015 net income was 22% higher than the $7.2 million reported in the prior year period, and diluted earnings per share were 19% higher than the $0.36 reported a year ago. The increase in net income over the prior year was primarily due to an increase in net interest income from strong loan growth, a decrease in noninterest expenses from improved expense control initiatives, and a decline in provision reversal for PCI loans.

On a core basis1, the Company reported net income of $7.7 million, or $0.38 per diluted share, for the quarter ended June 30, 2015, compared to $7.1 million, or $0.35 per diluted share, in the linked first quarter.  The increase was due to an increase in net interest income from strong loan growth and increases in noninterest income. Second quarter 2015 core net income increased 23% from $6.3 million for the prior year period, and diluted core earnings per share grew 23% from $0.31 for the prior year period. The increase was primarily due to increases in earning asset balances driving growth in core net interest income combined with a reduction in noninterest expenses.

The Company's Board approved an additional one cent per common share increase in the Company’s quarterly dividend to $0.07 per common share from $0.06 for the third quarter of 2015, payable on September 30, 2015 to shareholders of record as of September 15, 2015.

Peter Benoist, President and CEO, commented, “Enterprise reported another solid quarter, with EPS up 19% over the prior year period and second quarter Return on average assets again exceeding one percent.”
"On a core operating basis, results were strong across the board,” said Benoist. “Core EPS increased 23% over last year’s second quarter, driven by robust loan growth, stable margins and lower expenses. Loan growth was a particular highlight, with core loans increasing at an 18% annual rate. Year to date, core loans outstanding have increased 4%, or 9% annualized."

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Benoist added, “We continued to successfully defend our core net interest margin, which held firm in the second quarter. Our current core net interest margin is five basis points higher than a year ago. Expenses remain well controlled within our forecasted range and, through the first half of the year, we’ve pushed our efficiency ratio down below 60%.”
Net Interest Income

Net interest income in the second quarter increased $0.2 million from the linked first quarter and $0.5 million from the prior year period due to lower interest expense from the payoff of higher cost debt in the prior year and an increase in portfolio loan balances. The net interest margin on a fully tax equivalent basis was 3.85% for the second quarter, compared to 3.92% in the linked first quarter, and 4.04% in the second quarter of 2014.

In the second quarter of 2015, the yield on PCI loans was 18.33%, as compared to 20.85% in the linked quarter and 20.84% in the prior year period.

The cost of interest-bearing deposits declined two basis points to 0.52% in the second quarter of 2015 from the linked first quarter, and was six basis points lower than the second quarter of 2014, primarily from lower rates on time deposit balances. The cost of interest-bearing liabilities declined two basis points as compared to the linked quarter to 0.54% and 11 basis points from the second quarter of 2014. The improvement was primarily due to the prepayment of $50 million of FHLB borrowings in December 2014 and the aforementioned improvement in deposit costs.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Core net interest margin[1]	3.46%	3.46%	3.45%	3.41%	3.41%
Core net interest income[1]	26,277	25,587	25,667	24,865	24,204

Core net interest income1 increased 9% compared to the prior year period due to strong portfolio loan growth and managed decreases in the cost of interest-bearing liabilities as discussed above. Core net interest income increased by $0.7 million to $26.3 million when compared to the linked first quarter, and core net interest margin remained stable at 3.46%.

Core net interest margin1 increased five basis points from the prior year quarter primarily due to the effect of the FHLB debt prepayment in December 2014 and loan growth improving our earning asset mix. These factors mitigated continued pressure on portfolio loan yields and reductions in PCI loan balances, as those balances continue to run-off. Pressure on loan yields and continued reductions in PCI loan balances could lead to a modest decline in core net interest margin in the second half of 2015.

Portfolio loans

Portfolio loans grew to $2.5 billion at June 30, 2015, increasing $107 million, or 18% on an annualized basis, when compared to the linked quarter. On a year over year basis, portfolio loans increased $291 million, or 13%. The Company continues to expect loan growth at or above 10% for 2015.

Commercial and industrial ("C&I") loans increased $69.9 million during the second quarter of 2015 compared to the linked first quarter. C&I loans represented 53% of the Company's loan portfolio at June 30, 2015, relatively consistent with March 31, 2015. C&I loans grew $200 million, or 18%, since June 30, 2014. During the 12 months ended June 30, 2015, the Company also grew loans in all other major categories.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, particularly enterprise value lending and life insurance premium finance, have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At June 30, 2015, 62% of our portfolio loans had variable interest rates.

PCI loans and other real estate covered under FDIC loss share agreements

PCI loans totaled $88 million at June 30, 2015, a decrease of $7.1 million, or 8%, from the linked first quarter, and $30.9 million, or 26%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at June 30, 2015 was $7.9 million, a 122% increase from $3.6 million at March 31, 2015. The significant increase was mainly due to foreclosure on a property from one relationship. During the second quarter of 2015, the Company sold $0.7 million of other real estate, resulting in a negligible net gain.
The Company remeasures contractual and expected cash flows on PCI loans on a periodic basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the second quarter of 2015, no provision or reversal of provision for loan losses was recorded for any loan pools. Any provision or provision benefit would be partially offset through noninterest income by a change in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the second quarter resulted in accelerated discount income of $1.3 million, which was partially offset by a decrease in the FDIC loss share receivable.
The following table illustrates the financial contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	At the Quarter ended
(in thousands) income/(expense)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Contractual interest income	$1,209	$1,539	$1,840	$1,701	$1,878
Accelerated cash flows and other incremental accretion	3,003	3,458	5,149	2,579	4,538
Estimated funding cost	(329)	(317)	(326)	(314)	(349)
Total net interest income	3,883	4,680	6,663	3,966	6,067
Provision reversal/(Provision) for loan losses	—	3,270	(126)	1,877	470
Gain/(loss) on sale of other real estate	10	(15)	195	(45)	164
Change in FDIC loss share receivable	(945)	(2,264)	(1,781)	(2,374)	(2,742)
Change in FDIC clawback liability	(50)	(412)	(141)	(1,028)	(143)
Other expenses	(378)	(471)	(541)	(731)	(832)
PCI assets income before income tax expense	$2,520	$4,788	$4,269	$1,665	$2,984

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

At June 30, 2015, the remaining accretable yield on the portfolio was estimated to be $26 million and the non-accretable difference was approximately $37 million. Absent cash flow accelerations or pool impairment, the Company currently estimates average PCI loan balances to be approximately $80 million and income before tax expense on PCI assets will be approximately $9 million to $12 million in 2015, inclusive of the first and second quarters of 2015.

Asset quality for portfolio loans and other real estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Nonperforming loans	$17,498	$15,143	$22,244	$18,212	$19,287
Other real estate not covered under FDIC loss share	1,933	2,024	1,896	2,261	7,613
Nonperforming assets	$19,431	$17,167	$24,140	$20,473	$26,900
Nonperforming loans to total loans	0.69%	0.62%	0.91%	0.79%	0.86%
Nonperforming assets to total assets	0.58%	0.52%	0.74%	0.64%	0.85%
Net charge-offs (recoveries)	$672	$1,478	$582	$(311)	$831

Nonperforming loans increased 16% to $17.5 million at June 30, 2015, from $15.1 million at March 31, 2015, and decreased 9% from $19.3 million at June 30, 2014. During the quarter ended June 30, 2015, there were $2.7 million of charge-offs, $0.6 million of other principal reductions, no assets transferred to other real estate, $6.3 million of additions to nonperforming loans, and $0.6 million of assets transferred to performing. The additions to nonperforming loans primarily consisted of three unrelated accounts.

The Company's allowance for loan losses was 1.25% of loans at June 30, 2015, representing 182% of nonperforming loans, as compared to 1.24% at March 31, 2015, representing 200% of nonperforming loans, and 1.26% at June 30, 2014, representing 147% of nonperforming loans.

Deposits

Total deposits at June 30, 2015 were $2.7 billion, an increase of $17 million, or 3% on an annualized basis, from March 31, 2015, and $226 million, or 9%, from June 30, 2014. The positive trends in deposits reflect enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits decreased $22.7 million compared to March 31, 2015 and decreased $17.0 million compared to the quarter ended June 30, 2014. The composition of Noninterest-bearing deposits remained relatively stable at 24% of total deposits at June 30, 2015, from March 31, 2015, and declined compared to 27% of total deposits at June 30, 2014. The total cost of deposits declined 4 basis points since June 30, 2014.

Noninterest income

Deposit service charges for the second quarter of 2015 of $2.0 million increased by 8% compared to the linked quarter, and grew 13% compared to the prior year quarter partially due to growth in deposit relationships. Additionally, Wealth management revenues were relatively stable at $1.8 million compared to the linked first quarter and the prior year period.

Trust assets under management were $890 million at June 30, 2015, a decrease of $5 million, or 2% on an annualized basis, when compared to the linked period ended March 31, 2015, and were relatively stable when compared to the prior year period. The decrease in Trust assets under management as compared to the linked quarter was partially due to market depreciation, offset by growth in new customers.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Trust assets under administration were $1.5 billion at June 30, 2015, stable when compared to the linked first quarter, and an increase of $14 million, or 1%, when compared to the prior year period ended June 30, 2014.

Gains from state tax credit brokerage activities, net of fair value market adjustments on tax credit assets and related interest rate hedges, were $0.1 million for the second quarter of 2015, compared to $0.7 million for the linked first quarter and $0.2 million in the second quarter of 2014. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income of $2.9 million increased 89% from the linked quarter, and 66% from the prior year period due to allocation fees from tax credit projects, fees earned from recoveries, gains on sales of mortgages, and swap fee income.

Noninterest Expenses

Noninterest expenses were $19.5 million for the quarter ended June 30, 2015, compared to $20.0 million for the quarter ended March 31, 2015 and $20.4 million for the quarter ended June 30, 2014. Core noninterest expenses1, which exclude certain non-comparable items and expenses directly related to PCI loans and assets covered under loss share agreements, decreased to $19.0 million for the quarter ended June 30, 2015, from $19.1 million for the linked quarter and $19.5 million for the prior year period.

The Company's Core efficiency ratio1 was 57.6% for the quarter ended June 30, 2015, compared to 60.7% for the linked quarter, and 64.5% for the prior year period, and reflects lower legal expenses on problem loans, overall expense management and revenue growth trends.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for 2015.

Other Business Results

The total risk based capital ratio1 was 12.69% at June 30, 2015, compared to 12.88% at March 31, 2015, and 13.63% at June 30, 2014. The Company's Common equity tier 1 capital ratio1 was 9.66% at June 30, 2015, compared to 9.78% at March 31, 2015, and 10.25% at June 30, 2014. The tangible common equity ratio1 was 8.94% at June 30, 2015, versus 9.01% at March 31, 2015, and 8.49% at June 30, 2014.

The total risk based capital and Common equity tier 1 ratios declined from the prior year period mainly due to the impact of the new regulatory guidelines under Basel III. The decrease in the tangible common equity ratio as compared to the prior quarter was mainly due to asset growth out-pacing earnings and a decrease in the net unrealized gain on the investment portfolio. Capital ratios for the current quarter are based on the Company’s interpretations of the Basel III regulatory capital framework as applied to the Company’s current businesses and operations and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 35.3% for the quarter ended June 30, 2015 compared to 35.0% for the quarter ended March 31, 2015 and 33.9% for the quarter ended June 30, 2014.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin and other Core performance measures, tangible common equity ratio and Common equity tier 1 capital ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of nonrecurring items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss of other real estate covered under FDIC loss share agreements and expenses directly related to the PCI loans and other assets covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity and the Common equity tier 1 capital ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, July 23, 2015. During the call, management will review the second quarter of 2015 results and related matters. This press release as well as a related slide presentation will be accessible on Enterprise Financial Services Corp's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-877-876-9176 (Conference ID #7827106.) A recorded replay of the conference call will be available on the website beginning two hours after the call's completion. The telephone replay will be available at 1-888-203-1112 (replay passcode #7827106.) The replays will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Six Months ended
(in thousands, except per share data)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
EARNINGS SUMMARY
Net interest income	$29,280	$29,045	$30,816	$27,444	$28,742	$58,325	$59,108
Provision for loan losses - portfolio loans	2,150	1,580	1,968	66	1,348	3,730	2,375
Provision (provision reversal) for loan losses - purchase credit impaired loans	—	(3,270)	126	(1,877)	(470)	(3,270)	2,834
Noninterest income	5,806	3,583	4,852	4,452	3,405	9,389	7,327
Noninterest expense	19,458	19,950	24,795	21,121	20,445	39,408	41,547
Income before income tax expense	13,478	14,368	8,779	12,586	10,824	27,846	19,679
Income tax expense	4,762	5,022	2,812	4,388	3,664	9,784	6,671
Net income	$8,716	$9,346	$5,967	$8,198	$7,160	$18,062	$13,008

Diluted earnings per share	$0.43	$0.46	$0.30	$0.41	$0.36	$0.90	$0.66
Return on average assets	1.06%	1.16%	0.73%	1.02%	0.92%	1.11%	0.84%
Return on average common equity	10.56%	11.78%	7.50%	10.62%	9.65%	11.16%	8.97%
Return on average tangible common equity	11.77%	13.19%	8.43%	11.98%	10.95%	12.47%	10.21%
Net interest margin (fully tax equivalent)	3.85%	3.92%	4.13%	3.75%	4.04%	3.88%	4.21%
Efficiency ratio	55.46%	61.14%	69.52%	66.22%	63.60%	58.20%	62.54%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$26,277	$25,587	$25,667	$24,865	$24,204	$51,864	$47,906
Provision for loan losses	2,150	1,580	1,968	66	1,348	3,730	2,375
Noninterest income	6,741	5,839	6,438	5,926	5,983	12,580	12,184
Noninterest expense	19,030	19,068	20,170	19,347	19,468	38,098	39,852
Income before income tax expense	11,838	10,778	9,967	11,378	9,371	22,616	17,863
Income tax expense	4,134	3,647	3,264	3,926	3,108	7,781	5,975
Net income	$7,704	$7,131	$6,703	$7,452	$6,263	$14,835	$11,888

Diluted earnings per share	$0.38	$0.35	$0.33	$0.37	$0.31	$0.74	$0.60
Return on average assets	0.93%	0.88%	0.82%	0.93%	0.80%	0.91%	0.77%
Return on average common equity	9.34%	8.99%	8.43%	9.65%	8.44%	9.17%	8.20%
Return on average tangible common equity	10.41%	10.06%	9.47%	10.89%	9.57%	10.24%	9.33%
Net interest margin (fully tax equivalent)	3.46%	3.46%	3.45%	3.41%	3.41%	3.46%	3.42%
Efficiency ratio	57.64%	60.67%	62.83%	62.83%	64.49%	59.12%	66.32%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Six Months ended
(in thousands, except per share data)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$32,352	$32,151	$34,385	$31,036	$32,309	$64,503	$66,333
Total interest expense	3,072	3,106	3,569	3,592	3,567	6,178	7,225
Net interest income	29,280	29,045	30,816	27,444	28,742	58,325	59,108
Provision for portfolio loans	2,150	1,580	1,968	66	1,348	3,730	2,375
Provision (provision reversal) for purchase credit impaired loans	—	(3,270)	126	(1,877)	(470)	(3,270)	2,834
Net interest income after provision for loan losses	27,130	30,735	28,722	29,255	27,864	57,865	53,899

NONINTEREST INCOME
Wealth management revenue	1,778	1,740	1,751	1,754	1,715	3,518	3,437
Deposit service charges	1,998	1,856	1,864	1,812	1,767	3,854	3,505
Gain on sale of other real estate	9	20	17	114	717	29	1,400
State tax credit activity, net	74	674	1,392	156	207	748	704
Gain on sale of investment securities	—	23	—	—	—	23	—
Change in FDIC loss share receivable	(945)	(2,264)	(1,781)	(2,374)	(2,742)	(3,209)	(5,152)
Other income	2,892	1,534	1,609	2,990	1,741	4,426	3,433
Total noninterest income	5,806	3,583	4,852	4,452	3,405	9,389	7,327

NONINTEREST EXPENSE
Employee compensation and benefits	11,274	11,513	11,350	11,913	11,853	22,787	23,969
Occupancy	1,621	1,694	1,528	1,683	1,675	3,315	3,315
FDIC clawback	50	412	141	1,028	143	462	32
FHLB prepayment penalty	—	—	2,936	—	—	—	—
Facilities disposal charge	—	—	1,004	—	—	—	—
Other	6,513	6,331	7,836	6,497	6,774	12,844	14,231
Total noninterest expense	19,458	19,950	24,795	21,121	20,445	39,408	41,547

Income before income tax expense	13,478	14,368	8,779	12,586	10,824	27,846	19,679
Income tax expense	4,762	5,022	2,812	4,388	3,664	9,784	6,671
Net income	$8,716	$9,346	$5,967	$8,198	$7,160	$18,062	$13,008

Basic earnings per share	$0.44	$0.47	$0.30	$0.41	$0.36	$0.91	$0.66
Diluted earnings per share	0.43	0.46	0.30	0.41	0.36	0.90	0.66

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
BALANCE SHEETS

ASSETS
Cash and due from banks	$49,498	$56,420	$42,903	$54,113	$32,993
Interest-earning deposits	51,298	43,913	63,093	74,999	94,736
Debt and equity investments	465,133	467,343	463,168	471,875	464,159
Loans held for sale	5,446	7,843	4,033	4,899	5,375

Portfolio loans	2,542,555	2,435,559	2,433,916	2,294,905	2,251,102
Less: Allowance for loan losses	31,765	30,288	30,185	28,800	28,422
Portfolio loans, net	2,510,790	2,405,271	2,403,731	2,266,105	2,222,680
Purchase credit impaired loans, net of the allowance for loan losses	76,050	83,163	83,693	98,318	100,965
Total loans, net	2,586,840	2,488,434	2,487,424	2,364,423	2,323,645

Other real estate not covered under FDIC loss share	1,933	2,024	1,896	2,261	7,613
Other real estate covered under FDIC loss share	7,909	3,560	5,944	8,826	12,821
Fixed assets, net	14,726	14,911	14,753	18,054	17,930
State tax credits held for sale	42,062	42,411	38,309	45,631	45,529
FDIC loss share receivable	10,332	11,644	15,866	22,039	25,508
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	3,595	3,880	4,164	4,453	4,767
Other assets	101,972	102,578	105,116	107,683	110,031
Total assets	$3,371,078	$3,275,295	$3,277,003	$3,209,590	$3,175,441

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$658,258	$680,997	$642,930	$695,804	$675,301
Interest-bearing deposits	2,033,300	1,993,634	1,848,580	1,813,960	1,790,149
Total deposits	2,691,558	2,674,631	2,491,510	2,509,764	2,465,450
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	73,000	6,000	144,000	120,000	153,600
Other borrowings	188,546	186,864	239,883	187,122	172,243
Other liabilities	28,737	24,884	28,562	27,143	25,777
Total liabilities	3,038,648	2,949,186	2,960,762	2,900,836	2,873,877
Shareholders' equity	332,430	326,109	316,241	308,754	301,564
Total liabilities and shareholders' equity	$3,371,078	$3,275,295	$3,277,003	$3,209,590	$3,175,441

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
LOAN PORTFOLIO
Commercial and industrial	$1,335,008	$1,265,104	$1,270,259	$1,172,015	$1,135,069
Commercial real estate	789,141	781,483	770,529	758,515	755,471
Construction real estate	150,740	138,924	144,773	123,888	137,043
Residential real estate	185,587	180,253	185,252	187,594	173,964
Consumer and other	82,079	69,795	63,103	52,893	49,555
Total portfolio loans	2,542,555	2,435,559	2,433,916	2,294,905	2,251,102
Purchase credit impaired loans	87,644	94,788	99,103	113,862	118,504
Total loans	$2,630,199	$2,530,347	$2,533,019	$2,408,767	$2,369,606

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$658,258	$680,997	$642,930	$695,804	$675,301
Interest-bearing transaction accounts	507,889	494,228	508,941	438,205	235,142
Money market and savings accounts	1,014,481	933,908	834,287	817,361	956,887
Certificates of deposit	510,930	565,498	505,352	558,394	598,120
Total deposit portfolio	$2,691,558	$2,674,631	$2,491,510	$2,509,764	$2,465,450

AVERAGE BALANCES
Portfolio loans	$2,482,291	$2,425,962	$2,368,475	$2,280,377	$2,225,670
Purchase credit impaired loans	92,168	97,201	104,732	115,709	123,476
Loans held for sale	6,605	3,560	3,703	5,400	3,735
Interest-earning assets	3,096,294	3,047,815	2,998,467	2,943,070	2,895,982
Total assets	3,310,578	3,268,369	3,234,485	3,180,359	3,126,511
Deposits	2,667,640	2,590,961	2,501,098	2,437,444	2,411,217
Shareholders' equity	330,999	321,772	315,557	306,307	297,615
Tangible common equity	296,931	287,423	280,920	271,370	262,358

YIELDS (fully tax equivalent)
Portfolio loans	4.17%	4.15%	4.19%	4.22%	4.23%
Purchase credit impaired loans	18.33%	20.85%	26.47%	14.67%	20.84%
Total loans	4.68%	4.79%	5.13%	4.73%	5.11%
Securities	2.26%	2.35%	2.29%	2.31%	2.32%
Interest-earning assets	4.24%	4.33%	4.60%	4.24%	4.53%
Interest-bearing deposits	0.52%	0.54%	0.56%	0.58%	0.58%
Total deposits	0.39%	0.40%	0.41%	0.42%	0.43%
Subordinated debentures	2.18%	2.15%	2.14%	2.14%	2.14%
Borrowed funds	0.29%	0.36%	0.77%	0.76%	0.77%
Cost of paying liabilities	0.54%	0.56%	0.63%	0.64%	0.65%
Net interest margin	3.85%	3.92%	4.13%	3.75%	4.04%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
ASSET QUALITY[1]
Net charge-offs (recoveries)	$672	$1,478	$582	$(311)	$831
Nonperforming loans	17,498	15,143	22,244	18,212	19,287
Classified assets	61,722	63,001	77,898	81,382	85,445
Nonperforming loans to total loans	0.69%	0.62%	0.91%	0.79%	0.86%
Nonperforming assets to total assets[2]	0.58%	0.52%	0.74%	0.64%	0.85%
Allowance for loan losses to total loans	1.25%	1.24%	1.24%	1.25%	1.26%
Allowance for loan losses to nonperforming loans	181.5%	200.0%	135.7%	158.1%	147.4%
Net charge-offs (recoveries) to average loans (annualized)	0.11%	0.25%	0.10%	(0.05)%	0.15%

WEALTH MANAGEMENT
Trust assets under management	$889,616	$894,456	$865,414	$857,071	$890,430
Trust assets under administration	1,514,140	1,517,171	1,478,864	1,462,830	1,500,033

MARKET DATA
Book value per common share	$16.67	$16.36	$15.94	$15.61	$15.26
Tangible book value per common share	$14.96	$14.64	$14.20	$13.85	$13.48
Market value per share	$22.77	$20.66	$19.73	$16.72	$18.06
Period end common shares outstanding	19,947	19,935	19,838	19,785	19,765
Average basic common shares	19,978	19,934	19,858	19,838	19,824
Average diluted common shares	20,168	20,157	20,140	19,980	19,963

CAPITAL
Total capital to risk-weighted assets[3]	12.69%	12.88%	13.40%	13.61%	13.63%
Tier 1 capital to risk-weighted assets[3]	11.43%	11.62%	12.14%	12.35%	12.38%
Common equity tier 1 capital to risk-weighted assets[3]	9.66%	9.78%	10.15%	10.29%	10.25%
Tangible common equity to tangible assets	8.94%	9.01%	8.69%	8.63%	8.49%

[1] Portfolio loans only
[2] Excludes Other real estate covered under FDIC loss share, except for inclusion in total assets.
[3] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Six Months ended
(in thousands)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
CORE PERFORMANCE MEASURES
Net interest income	$29,280	$29,045	$30,816	$27,444	$28,742	$58,325	$59,108
Less: Incremental accretion income	3,003	3,458	5,149	2,579	4,538	6,461	11,202
Core net interest income	26,277	25,587	25,667	24,865	24,204	51,864	47,906

Total noninterest income	5,806	3,583	4,852	4,452	3,405	9,389	7,327
Less: Change in FDIC loss share receivable	(945)	(2,264)	(1,781)	(2,374)	(2,742)	(3,209)	(5,152)
Less (plus): Gain (loss) on sale of other real estate covered under FDIC loss share	10	(15)	195	(45)	164	(5)	295
Less: Gain on sale of investment securities	—	23	—	—	—	23	—
Less: Closing fee	—	—	—	945	—	—	—
Core noninterest income	6,741	5,839	6,438	5,926	5,983	12,580	12,184

Total core revenue	33,018	31,426	32,105	30,791	30,187	64,444	60,090

Provision for portfolio loans	2,150	1,580	1,968	66	1,348	3,730	2,375

Total noninterest expense	19,458	19,950	24,795	21,121	20,445	39,408	41,547
Less: FDIC clawback	50	412	141	1,028	143	462	32
Less: Other loss share expenses	378	470	544	746	834	848	1,663
Less: FHLB prepayment penalty	—	—	2,936	—	—	—	—
Less: Facilities disposal charge	—	—	1,004	—	—	—	—
Core noninterest expense	19,030	19,068	20,170	19,347	19,468	38,098	39,852

Core income before income tax expense	11,838	10,778	9,967	11,378	9,371	22,616	17,863
Core income tax expense	4,134	3,647	3,264	3,926	3,108	7,781	5,975
Core net income	$7,704	$7,131	$6,703	$7,452	$6,263	$14,835	$11,888

Core diluted earnings per share	$0.38	$0.35	$0.33	$0.37	$0.31	$0.74	$0.60
Core return on average assets	0.93%	0.88%	0.82%	0.93%	0.80%	0.91%	0.77%
Core return on average common equity	9.34%	8.99%	8.43%	9.65%	8.44%	9.17%	8.20%
Core return on average tangible common equity	10.41%	10.06%	9.47%	10.89%	9.57%	10.24%	9.33%
Core efficiency ratio	57.64%	60.67%	62.83%	62.83%	64.49%	59.12%	66.32%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$29,691	$29,467	$31,223	$27,843	$29,133	$59,158	$59,936
Less: Incremental accretion income	3,003	3,458	5,149	2,579	4,538	6,461	11,202
Core net interest income (fully tax equivalent)	$26,688	$26,009	$26,074	$25,264	$24,595	$52,697	$48,734

Average earning assets	$3,096,294	$3,047,815	$2,998,467	$2,943,070	$2,895,982	$3,072,188	$2,872,380
Reported net interest margin (fully tax equivalent)	3.85%	3.92%	4.13%	3.75%	4.04%	3.88%	4.21%
Core net interest margin (fully tax equivalent)	3.46%	3.46%	3.45%	3.41%	3.41%	3.46%	3.42%

	At the Quarter ended
(in thousands)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
COMMON EQUITY TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$332,430	$326,109	$316,241	$308,754	$301,564
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities[1]	887	958	4,164	4,453	4,767
Less (Plus): Unrealized gains (losses)	1,249	3,379	1,681	(233)	579
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	58	59	58	56	56
Total tier 1 capital	355,118	346,597	335,220	329,356	321,040
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other[1]	23	23	—	—	—
Common equity tier 1 capital	$299,995	$291,474	$280,120	$274,256	$265,940

Total risk-weighted assets	$3,105,967	$2,981,810	$2,760,729	$2,666,221	$2,594,016

Common equity tier 1 capital to risk-weighted assets	9.66%	9.78%	10.15%	10.29%	10.25%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$332,430	$326,109	$316,241	$308,754	$301,564
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,595	3,880	4,164	4,453	4,767
Tangible common equity	$298,501	$291,895	$281,743	$273,967	$266,463

Total assets	$3,371,078	$3,275,295	$3,277,003	$3,209,590	$3,175,441
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,595	3,880	4,164	4,453	4,767
Tangible assets	$3,337,149	$3,241,081	$3,242,505	$3,174,803	$3,140,340

Tangible common equity to tangible assets	8.94%	9.01%	8.69%	8.63%	8.49%

[1] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.